Exhibit 10.c

                       CORPORATE OPPORTUNITIES AGREEMENT


      This Agreement is made as of May 1, 1984 between Masco Corporation, a Delaware corporation ("Masco"), and Masco Industries, Inc., a Delaware corporation ("Industries").

      WHEREAS, Masco is transferring to Industries certain assets pursuant to the Masco Corporation Corporate Restructuring Plan (the "Plan") dated as of May 1, 1984 and proposes thereafter, pursuant to the Plan, to distribute as a dividend (the "Distribution") in excess of 40% of Industries' Common Stock, $1.00 par value, to the stockholders of Masco;

      WHEREAS, as a result of the Distribution, Industries will become a publicly held corporation and Masco will initially own approximately 50% of Industries' Common Stock;

      WHEREAS, following the Distribution certain of the officers and Directors of Masco will also serve as officers and Directors of Industries and certain of the corporate staff of Masco will perform a number of the corporate staff and administrative services, including corporate development functions, for Industries pursuant to the Corporate Services Agreement dated as of the date hereof (the "Corporate Services Agreement"), between Masco and Industries; and

      WHEREAS, Masco and Industries wish to reduce the potential for conflicts of interest, or the appearance of conflicts of interest, created by such relationships;

      NOW, THEREFORE, in consideration of the mutual covenants made herein and of the mutual benefits to be derived herefrom, the parties hereto hereby agree as follows:

      1. Business Opportunities for Industries. Neither Masco nor any of its subsidiaries shall consider undertaking any Third-Party Transactions (as hereinafter defined) which comes to the attention of Masco, Industries or any of their respective subsidiaries if such transaction involves industrial or oil-field products or services and is not an Excluded Transaction (as hereinafter defined) unless Industries has first been provided with the opportunity to consider undertaking such transaction and thereafter either declines or fails, within a reasonable period, to conclude such transaction.

      2. Business Opportunities for Masco. Neither Industries nor any of its subsidiaries shall consider undertaking any Third-Party Transaction which comes to the attention of Industries, Masco or any of their respective subsidiaries if such transaction is not required under Section 1 hereof to be first offered for the consideration of Industries unless Masco has first been provided the opportunity to consider undertaking such transaction and thereafter either declines or fails, within a reasonable period, to conclude such transaction.

      3. Internally Generated Products or Services. Neither Masco nor Industries, nor any of their respective subsidiaries shall in any way be restricted by the terms hereof from developing or marketing any products or services or manufacturing any products which do not involve any Third-Party Transactions referred to in Sections 1 or 2 hereof.

      4. Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

            (i) A "Third-Party Transaction" shall mean any acquisition, merger, consolidation or joint venture with, investment (other than investments solely in marketable securities) in or any similar transaction involving a party other than Industries, Masco, any of their respective subsidiaries or any other entities in which on the date hereof any of such corporations has investments not consisting solely of marketable securities.

            (ii) An "Excluded Transaction" shall mean any Third-Party Transaction with respect to a business which (a) does not involve an acquisition of or merger or consolidation with another company or other business entity, or (b) is not primarily involved in offering industrial or oil-field products or services, or (c) is primarily involved in offering industrial products or services which are used in any of the manufacturing operations of Masco or any of its subsidiaries unless Masco, within a reasonable period after first becoming apprised of such transaction, advises Industries that it does not intend to consider undertaking the transaction for integration into Masco's or such subsidiary's manufacturing operations.

      5. Duration. This Agreement shall continue in effect until the date which is one year after the termination of the Corporate Services Agreement and will thereafter be automatically renewed for one-year periods, subject to either party's right to terminate this Agreement by written notice to the other received at least 90 days prior to any such scheduled renewal date.

      6. Assignability. This Agreement shall not be assigned by either party, except to a successor to substantially all of the business of a party, without the express written consent of the other party.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

      MASCO CORPORATION                      MASCO INDUSTRIES, INC.



      By /s/ Wayne B. Lyon                   By /s/ Richard A. Manoogian
         Executive Vice President               President